Exhibit 1.01

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Corporation
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com
FOR IMMEDIATE RELEASE
CDC Corporation to Hold First Quarter 2010 Earnings Call on
May 11, 2010 at 9:00 AM EDT
HONG KONG, ATLANTA — April 26, 2010 — CDC Corporation (NASDAQ: CHINA) will hold a conference call to discuss the company’s first quarter ended March 31, 2010 earnings and operating results on Tuesday, May 11, 2010, at 9:00 A.M. EDT. An earnings release will post to wires after the market closes on May 10.
•	To listen, call the access number a few minutes before the scheduled start time of the call.

•	Date: Tuesday, May 11, 2010

•	Time: 9:00 A.M. EDT

USA and Canada Toll Free Number:	(888) 603-6873
Int’l/Local Dial-In #:	(973) 582-2706
The conference ID number is # 68538655 and the call leader is Mr. Monish Bahl.
Webcast Link: Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Corporation website at www.cdccorporation.net. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.
For those unable to call in, a digital instant replay will be available after the call until May 18, 2010. Conference ID: #68538655

Encore Dial In #:	(800) 642-1687

Encore Dial In #:	(706) 645-9291
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.